Filed Pursuant to Rule 433

Registration Nos. 333-164364

333-164364-01

February 3, 2010

PNC FUNDING CORP

$1,000,000,000 5.125% SENIOR NOTES DUE FEBRUARY 8, 2020

Unconditionally Guaranteed by

The PNC Financial Services Group, Inc.

Summary of Terms for Issuance

Issuer:	PNC Funding Corp

Guarantor:	The PNC Financial Services Group, Inc.

Security:	5.125% Senior Notes due February 8, 2020

Ranking:	Senior

Expected Security Ratings:*	A3 / A / A+ (Moody’s / S&P / Fitch)

Principal Amount:	US$ 1,000,000,000

Price to Investors:	99.861% of face amount

Minimum Denomination / Multiples:	$2,000 / multiples of $1,000 in excess thereof.

Trade Date:	February 3, 2010

Settlement Date:	February 8, 2010 (T+3)

Maturity:	February 8, 2020

Coupon:	5.125% per annum

Interest Payment Dates:	Semi-annually in arrears on February 8 and August 8 of each year, commencing on August 8, 2010 to and including the Maturity date.

Day Count:	30/360

Reference Benchmark:	3.375% UST due November 2019

Reference Benchmark Yield:	3.693%

Spread to Benchmark:	+ 145 bps

Re-offer Yield:	5.143%

CUSIP/ISIN:	693476 BJ1 / US693476BJ13

Joint Book-Running Managers:	J.P. Morgan Securities Inc. Morgan Stanley & Co. Incorporated

Co-Managers:	PNC Capital Markets LLC
Banc of America Securities LLC
Barclays Capital Inc.
Citigroup Global Markets Inc.

*Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.

PNC Funding Corp and The PNC Financial Services Group, Inc. have filed a registration statement (including a prospectus and preliminary prospectus supplement) with the SEC for the offering to which this communication relates. Before you invest, you should read each of these documents and the other documents filed with the SEC and incorporated by reference in such documents for more complete information about PNC Funding Corp, The PNC Financial Services Group, Inc. and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, you may obtain a copy of these documents by calling J.P. Morgan Securities Inc. collect at (212) 834-4533 or Morgan Stanley & Co. Incorporated toll-free at (866) 718-1649.

Any disclaimers or other notices that may appear below are not applicable to this communication and should be disregarded. Such disclaimers were automatically generated as a result of this communication being sent via Bloomberg or another email system.